Exhibit 99.1

December 19, 2014

Dear Fellow Shareholder:

Last year was a big year – we delivered strong results and positioned Energy Services of America for an incredible future. Our company finished the year with its strongest income from operations and EBITDA in the last 5 years and the second best in its history. For the fiscal year ended September 30, 2014, net income from continuing operations was $3,316,713 ($0.23 per share) compared to $2,067,017 ($0.14 per share) the prior year. Our cash flow and EBITDA also showed an improvement to $5,540,113 ($0.39 per share) in fiscal year 2014.

Some of the highlights of our year include:

Going Concern Issue Resolved

We delivered these results and improved our financial position as of September 30, 2014 to successfully remove for this fiscal year Arnett Foster Toothman’s “going concern” opinion which we had for the years ended September 30, 2013 and 2012. Key factors included: refinancing and restructuring the bank debt, termination of the Forbearance Agreement, securing the Line of Credit, re-establishing an adequate bonding capacity, reduction of corporate overhead, and increased project profitability.

Termination of Forbearance Agreement

On November 28, 2012, the company entered into a Forbearance Agreement with United Bank, Inc.(West Virginia), Summit Community Bank (West Virginia), and First Guaranty Bank (Louisiana) related to our revolving line of credit and term debt as reported in the Company’s November 29, 2012 Form 8-K filing. The Forbearance Agreement, among other things, required the Company to close S.T. Pipeline and dispose of its assets. The company was also required to prepare recommendations relating to the on-going operations of Nitro Electric, C.J. Hughes, and Contractors Rental, including refinancing, sale or liquidation of the companies by May 31, 2013.

On January 31, 2014, the company entered into a financing arrangement (“Term Note”) with United Bank, Inc. and Summit Community Bank. The financing arrangement is a five year term loan in the amount of $8.8 million. In addition, the company entered into a separate five year term loan agreement with First Guaranty Bank for $1.6 million. Taken together, the $10.4 million in new financings supersede the prior financing arrangements the company had with United Bank, Inc. and other lenders. As a result of entering into the new financings, United Bank, Inc. and the other lenders of the company agreed to terminate their Forbearance Agreement with the company. This was reported in the company’s February 4, 2014 Form 8-K filing.

Line of Credit Established

On May 30, 2014, the company entered into a financing agreement with United Bank, Inc. to provide the company with a $5.0 million revolving line of credit. This financing agreement is in addition to the prior Term Note arrangement with United Bank and Summit Community Bank. This was reported in the Company’s June 2, 2014 Form 8-K filing. This will improve cash availability.

Bonding Obtained

Some customers, particularly new ones or governmental agencies, require the company to post bid bonds, performance bonds and payment bonds (collectively, performance bonds). These bonds are obtained through insurance carriers and guarantee to the customer that we will perform under the terms of a contract and that we will pay subcontractors and vendors. If the company fails to perform under a contract or to pay subcontractors and vendors, the customer may demand that the insurer make payments or provide services under the bond. The company must reimburse the insurer for any expenses or outlays it is required to make.

In February 2014, the company entered into an agreement with a surety company to provide bonding which will suit the company’s immediate needs. The ability to obtain bonding for future contracts is an important factor in the contracting industry with respect to the type and amount of contracts that can be bid.

I hope that you will take a few minutes and study the improvements in our financial position. We feel that we offer an incredible value opportunity today for our investors as well as our customers in a world full of commodity price volatility. Once again, thank you for your continued loyalty and support. We will seek ways in the coming year to improve communication so you know more about your company. We look forward to building the infrastructure that will continue to make America the best country in the world and giving our shareholders a superior return on their capital.

Sincerely,

/s/ Doug Reynolds

Douglas V. Reynolds, President

Energy Services of America